Exhibit 10.6

                                ISES CORPORATION
                            2600 72nd Street, Suite C
                             Des Moines, Iowa 50322
                     Tel: (515) 331-0560 Fax: (515) 331-3901
                                    ("ISES")

               IN-FLIGHT ENTERTAINMENT SOFTWARE LICENSE AGREEMENT


Customer:   Airtours International Airways, Limited
            Parkway One Parkway Business Center, 300 Princess Road
            Manchester        M147QU  UK

            Tel:  44 161 232 6651              Fax:  44 161 232 6613

            Contact:  Julie Irving/In-flight Product Director

This Agreement, effective as of March 31, 1999, is entered into between ISES Corporation, having an office located at 2600 72nd St., Des Moines, IA 50322,
(ISES), and Airtours International Airways, Limited having an office located at Parkway One Parkway Business Center, 300 Princess Road, Manchester M147QU, UK, (Airtours). ISES hereby grants Customer, and Customer hereby accepts from ISES, a non-exclusive and non-transferable right to use the computer programs described in Section 1 below (the "Products") on the designated hardware described in Section 2 below (the "Designated Hardware"), for the term specified herein, subject to the terms and conditions specified below.

                          GENERAL TERMS AND CONDITIONS

1.   PRODUCTS

"Products" means (i) the machine-readable object code version of the computer programs described in the Product schedule, whether embedded on disc, tape or other media, for use on the computer platform specified in the Product Schedule (the "Software"), (ii) the published user manuals and documentation that ISES makes generally available for the Software (the "Documentation"), (iii) the fixes, updates, upgrades or new versions of the Software or Documentation that ISES may provide to Customer under this Agreement (the "Enhancements") and (iv) any copy of the Software, Documentation or Enhancements. Nothing in this Agreement will entitle Customer to receive the source code of the Software or Enhancements, in whole or in part.

2.   DESIGNATED HARDWARE

"designated Hardware" means the hardware equipment installed in the designated aircraft, each as specified in the Project Schedule. Customer may use the Products as described in Section 3 only on the Designated Hardware while it possesses and operates the Designated Hardware. Any other use or transfer of the Products will require ISES's prior approval, which (i) shall not be unreasonably withheld or delayed and (ii) may be subject to additional charges should any revision to the Products be required as a result of the alternative use or transfer.

3.   USE

Customer may use the Products only in and for Customer's own internal purposes in providing in-flight entertainment to its passengers and to the passengers of any other airline which (i) is operated by a company within the Airtours Plc group of companies (a "Group Company"), (ii) has contracted a majority of its seat capacity to a Group Company, or (iii) has contracted to carry the majority of the customers of any Group Company and (iv) providing that Customer or its parent company at all times has legal control over each Group Company. Customer will not permit any other person to use the Products, whether on a time-sharing or other multiple user arrangement. Customer may install the Software or Enhancements on a network or other multiuser


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computer  system  specified  in the  Product  Schedule  and use  the  Designated
Hardware  to  provide  file  services  to  Customer's  in-flight   entertainment
consoles, up to the number of aircraft specified in the project schedule. Customer may make a reasonable number of back-up archival copies of the Software and Enhancements. Customer will reproduce all confidentiality and proprietary notices on each of these copies and maintain an accurate record of the location of each of these copies. Customer will not otherwise copy, translate, modify, adapt, decompile, disassemble or reverse engineer the Products, except as and to the extent expressly authorized by applicable law or with the prior approval of ISES.

4.   PAYMENT

(a) License Fee. Customer will pay to ISES the License Fee specified in the Product Schedule and by the date specified in the Product Schedule. The License Fee is based upon the right to access the Products on up to a maximum of four
(4) A330 aircraft. Any increase in usage may be subject to additional charges. All amounts specified in the Product Schedule are exclusive of any applicable use, sales, service, property or other taxes or contributions, which Customer will pay in addition to the amount due and payable. If, under local law or applicable treaty, Customer is required to withhold any tax on such payments, then the amount of the payment will be automatically increased to totally offset such tax, so that the amount actually remitted to ISES, net of all taxes, equals the amount invoiced or otherwise due. If ISES shall be entitled to receive a credit against or remission for any such tax, ISES shall reimburse Customer with such amount as ISES shall reasonably certify to be the proportion of such credit or remission as will leave ISES (after such reimbursement) in no worse position than it would have been had there been no such deduction or withholding. Such reimbursement shall be made forthwith upon ISES certifying that the amount o such credit or remission has been received by it. Customer will promptly furnish ISES with the official receipt of payment of these taxes to the appropriate taxing authority. Except for amounts disputed in good faith, any amount not paid when due will accrue interest at the rate of 1.5% per month. Customer will pay such interest when remitting the principal amount to ISES.

(b) Renewal. The License Fee shall remain fixed for the first two years. Thereafter, the parties may by mutual agreement vary the License Fee with effect from the second anniversary of the commencement of the Rental Term as stipulated in the Product Schedule by a percentage not to exceed fifteen percent (15%) per year from the date of this agreement.

5.   SHIPMENT

ISES will, at its own cost, ship the Products from its distribution center to a mutually agreed third party in the United States, subject to delays beyond ISES's control. Should Customer desire shipment outside of the United States, then ISES will select the method of shipment for Customer's account and obtain all licenses required to export the Products from the country of origin. Customer shall pay or reimburse ISES for the cost of shipment of the Products to the port of entry at Customer's country of domicile. Customer will (i) obtain all licenses required to import the Products into its country of domicile, (ii) clear the Products through local customs and (iii) pay all customs duties and other charges assessed on such importations, if applicable. Risk of loss will pass to Customer upon arrival of the products at the port of entry in Customer's country of domicile.

6.   MAINTENANCE AND SUPPORT

(a) Maintenance. During the warranty period specified in Section 7(a), ISES will provide Customer, at no additional charge, with the fixes and updates that ISES may make generally available as part of its standard maintenance services (the "Updates"). Required Maintenance provides Updates for the remainder of the Term (as defined in Section 12(a)) after the Warranty Period (the "Maintenance Period") and is paid to ISES annually in advance. The Required Maintenance Fee is specified in the Product Schedule.

(b) "Hot-Line" Support. During the Warranty Period and any Maintenance Period for which Customer has paid, ISES will provide Customer, at no additional charge, with advice, consultation and assistance to use the Product and diagnose and correct problems that Customer may encounter (the "Hot-Line Support"). ISES will offer the Hot-Line Support remotely by telephone, fax or other electronic communication during



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its normal business  hours.  Customer will bear all telephone and other expenses that it may incur in connection with the "Hot-Line" Support. ISES may offer on-site support to Customer at additional charges.

(c) Limitation. The Updates will not include any upgrade or new version of the Products that ISES decides, in its sole discretion, to make generally available to its customer base as a separately priced item. This Section will not be interpreted to require ISES to (i) develop and release Enhancements or (ii) customize the Enhancements to operate in conjunction with any Customer Modification or otherwise satisfy Customers' particular requests. If an Enhancement replaces the prior version of the Product, Customer will destroy such prior version upon installing the Enhancement.

7.   WARRANTIES AND REMEDIES

(a) Limited Warranty. ISES warrants that (i) the Software will conform to ISES's published specifications in effect on the date of delivery, (ii) the Software will perform substantially as described in the accompanying Documentation for the earlier of (x) 180 days from delivery to the Product integrator mutually agreed to by the parties and (y) 90 days after Customer's in-aircraft deployment of the Product, and (iii) from the date of delivery of the Products by ISES until December 31, 2000, the Products will record, store, process and present calendar dates falling on or after December 31, 1999 in the same manner and with substantially the same functionality as such Products record, store, process and present calendar dates falling before December 31, 1999, (iv) it will perform any maintenance and support services pursuant to Section 6 with reasonable care and skill. Customer acknowledges that (i) the Products may not satisfy all of Customer's requirements, (ii) the use of the Products may not be uninterrupted or error-free and (iii) this limited warranty will not apply in case of any Customer Modifications. Customer further acknowledges that (i) the License Fee and other charges contemplated under this Agreement are based on the limited warranty, disclaimers and limitation of liability specified in Sections 7, 8 and 9 and (ii) such charges would be substantially higher if any of these provisions were unenforceable.

(b) Remedies. In case of breach of warranty or any other duty related to the quality of the Products, ISES or its representative will, at its own cost promptly correct or replace any defective Software or, in the event of a failure by ISES to do so, pay to Customer such costs as it may reasonably incur in correcting such defects as mutually agreed upon or, if not practicable, ISES will accept the return of the defective Software and refund to Customer (i) the amount actually paid to ISES for the defective Software, less depreciation based on a 5-year straight line depreciation schedule, and (ii) a pro rata share of any maintenance fees that Customer actually paid to ISES for the period that such Software was not usable. Customer acknowledges that this Paragraph sets forth Customer's exclusive remedy, and ISES's exclusive liability, for any breach of warranty or other duty related to the quality of the Products.

(c) Limitations. The warranty provided in this Section 7 will not apply to the extent that the breach of warranty or Product defect is not brought to the attention of ISES during the applicable warranty period or arises as a result of
(i) failure to properly install or use the Product in accordance with its documentation, (ii) failure of the operating environment or hardware failure,
(iii) modification of the Products other than by ISES, (iv) failure to promptly install an Update Provided to the Customer by ISES that would have eliminated the defect, (v) use of the Products with ambiguous date related data or in a Year 2000 non-compliance operating environment or (vi) the combination of the Products with other items not provided by ISES, but only if the breach would not have occurred from use of the Product alone with the Designated Hardware existing as of the date of this Agreement.

(d) Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE PRODUCTS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY ISES, ITS AGENTS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSES, SATISFACTORY



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QUALITY AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXLCUEED AND DISCLAIMED.

8.   INDEMNITY

(a) Indemnity. If an action is brought against Customer claiming that a Product infringes a presently issued U.S. patent, or a copyright or trade secret, ISES will defend Customer at ISES's expense and, subject to this Section and Section 9 pay the damages and costs finally awarded against Customer in the infringement action, but only if (i) Customer notifies ISES promptly upon learning that the claim might be asserted, (ii) ISES has sole control over the defense of the claim and any negotiation for its settlement or compromise provided, however, that ISES shall consult with Customer with respect to any decision that materially affect's Customer's rights of use with respect to the Products and
(iii) Customer provides ISES with full cooperation in the investigation, defense and settlement of such claim as ISES may reasonably require, providing that Customer shall be reimbursed all of its reasonable out of pocket expenses incurred as a result.

(b) Alternative Remedy. If a claim described in Section 8(a) may be or has been asserted, Customer will permit ISES, at ISES's option and expense, to (i) procure the right to continue using the Product, (ii) replace or modify the Product to eliminate the infringement while providing functionally equivalent performance or only if the remedies specified in (i) and (ii) are unavailable to ISES on commercially reasonable terms, (iii) accept the return of the Product and refund to Customer the amount actually paid to ISES for such Product, less depreciation based on a 5-year straight-line depreciation schedule and a pro rata share of any maintenance fees that Customer actually paid to ISES for the period that such Product was not usable.

(c) Limitation.  ISES shall have no indemnity  obligation to Customer under this
Section if the infringement claim results from (i) a correction or modification of the Product not provided by ISES, such as a Customer Modification, (ii) the failure to promptly install an Update provided to Customer by ISES or (iii) the combination of the Product with other items not provided by ISES, unless the infringement would have occurred from use of the Product alone.

9.   NO CONSEQUENTIAL DAMAGES

UNDER NO CIRCUMSTANCES WILL ISES OR ITS LICENSORS BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CUSTOMER'S CLAIMS OR THOSE OF ITS PASSENGERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS OR EQUIPMENT), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH ISES OR ITS LICENSORS MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER FOR THE SPECIFIC PRODUCT THAT DIRECTLY CAUSED THE DAMAGE. THIS SECTION WILL NOT APPLY ONLY WHEN AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY, DESPITE THE FOREGOING EXCLUSION AND LIMITATION.

10.  OWNERSHIP

All trademarks, service marks, patents, copyrights, trade secrets and other proprietary rights in or related to the Products are and will remain the exclusive property of ISES or its licensors, whether or not specifically recognized or perfected under applicable law. Customer will not take any action that jeopardizes ISES's or its licensor's proprietary rights or acquire any right in the Products, except the limited use rights specified in Section 3. ISES or its licensor will own all rights in any copy, translation, modification, adaptation or derivation of the Products, including any Customer Modification or other improvement or development of the Products. Customer will obtain, at ISES's reasonable request and expense, the execution of any instrument that may be appropriate to assign these


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


rights to ISES or its designee or perfect these rights in ISES's or its licensor's name.

11.  CONFIDENTIALITY

(a) Confidentiality. Customer acknowledges that the Products incorporate confidential and proprietary information developed or acquired by or licensed to ISES. Customer will take all reasonable precautions necessary to safeguard the confidentiality of the Products, including (i) those taken by Customer to protect Customer's own confidential information and (ii) those which ISES or its authorized representative may reasonably request from time to time. Customer will not allow the removal or defacement of any confidentiality or proprietary notice placed on the Products. The placement of copyright notices on these items will not constitute publication or otherwise impair their confidential nature.

(b) Disclosure. Customer will not disclose, in whole or in part, any item of the Products that has been designated as confidential to any individual, entity or other person, except (i) to those of Customer's employees or consultants who (x) require access for Customer's authorized use of the Products and (y) agree to comply with the use and non-disclosure restrictions applicable to the Products under this Agreement or (ii) pursuant to the order of a court of competent jurisdiction or of any regulatory body to whose authority Customer is required to submit; provided that Customer will have first given prior notice of such order to ISES, if practicable, and afforded ISES the opportunity to apply for a protective order or to otherwise limit the disclosure. Customer shall cause any employee or consultant who has access to the source code of the Software to expressly acknowledge its confidential and proprietary nature. Customer acknowledges that any unauthorized use or disclosure of the Products may cause irreparable damage to ISES, its licensors and ISES. If an unauthorized use or disclosure occurs, Customer will immediately notify ISES and take, at Customer's expense, all steps which may be available to recover the Products and to prevent their subsequent unauthorized use or dissemination.

(c) Limitation. Customer will have no confidentiality obligation with respect to any portion of the Products that (i) customer knew or independently developed before receiving the products under this Agreement, (ii) Customer lawfully obtained from a third party under no confidentiality obligation or (iii) became available to the public other than as a result of any act or omission by Customer or any of customer's employees or consultants.

12.  TERM AND TERMINATION

(a) Term. This agreement will become effective as of March 31, 1999 and shall continue in effect for 36 months of commencement of the Rental Term unless (i) Customer provides ISES with 90 days written notice of its intention to terminate, such notice to expire only on the first or any subsequent anniversary of the effective date or unless (ii) terminated pursuant to Section 12(b) or
(c).

(b) Termination for Convenience. Customer may terminate this Agreement, without right to refund, by notifying ISES of such termination.

(c) Termination for Cause. Either party may terminate this Agreement, immediately upon notice to the other party and without judicial or administrative resolution, if the other party or any of its employees or agents breach any term or condition hereof and such breach is not cured within 60 days after receipt of notice specifying the breach and demanding its cure; provided, however, that a cure period shall be applicable to a breach of Sections 10 or 11 only if such breach is, in the non-breaching party's opinion, reasonably capable of cure. This Agreement will terminate automatically if either party becomes insolvent or enters into bankruptcy, suspension of payments, moratorium, reorganization or any other proceeding that relates to insolvency or protection of creditors' rights granted to Customer hereunder will cease, and Customer will promptly (i) purge the Software and Enhancements from the Designated Hardware and all of Customer's other computer systems, storage media and other files,
(ii) destroy the Products and all copies thereof and (iii) deliver to ISES a letter signed by an officer of Customer which certifies that Customer has complied with these termination obligations. Upon termination of this Agreement by Customer pursuant to Section 12(C), ISES shall refund to Customer the pro-rated amount of the then-paid license fee or maintenance fee for the remaining term of the Agreement. The


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provisions of Sections 7, 8, 9, 10 and 11 will survive the  termination  of this
Agreement.

13.  INSPECTION

During the term of this Agreement, ISES or its representative may, upon reasonable prior notice to Customer, inspect the files, computer processors, equipment, aircraft and facilities of Customer during normal working hours to verify Customer's compliance with this Agreement. While conducting such inspection, ISES or its representative will be entitled to copy any item that Customer may possess in violation of this Agreement.

14.  ASSIGNMENT

Customer shall not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without Isis's prior approval.

15.  EXPORT CONTROLS

Customer acknowledges that the Products and all related technical information, documents and materials are subject to export controls under the U.S. Export Administration Regulations. Customer will (i) comply strictly with all legal requirements established under these controls, (ii) cooperate fully with ISES in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert or transfer, directly or indirectly, any such item or direct products thereof to Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any country that is embargoed by Executive order, unless Customer has obtained the prior written authorization of ISES and the U.S. Commerce Department. Upon notice to Customer, ISES may modify this list to conform to changes in the U.S. Export Administration Regulations.

16.  MISCELLANEOUS

All notices or approvals required or permitted under this Agreement must be given in writing. Any waiver or modification of this Agreement will not be effective unless executed in writing and signed by the parties. This Agreement will bind the parties' successors-in-interest. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, U.S.A. The parties hereby exclude application of the U.N. Convention on Contracts for the International Sales of Goods from this Agreement and any transaction between them related thereto. If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement, unless either party in good faith deems the unenforceable provision to be essential, in which case such party may terminate this Agreement effective immediately upon notice other party. Any press release or other public statement regarding this Agreement shall be mutually agreed to between the parties. Either party may use the other's name in its advertising collateral, subject to the prior approval of the other party, which shall not be unreasonably withheld or delayed. This Agreement constitutes the complete and entire statement of all conditions and representations of the agreement between ISES and Customer with respect to its subject matter and supersedes all prior writings or understandings.


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


THIS AGREEMENT IS NOT EFFECTIVE UNTIL SIGNED ON BEHALF OF BOTH PARTIES.

ISES Corporation                    Airtours International Airways, Limited
2600 72nd Street, Suite C                    Parkway One Parkway Business Center
Des Moines, IA   50322                       300 Princess Road
Tel: (515) 331-0560                          Manchester,   M147QU UK
Fax: (515) 331-3901                          Tel:  44 161 232 6651
                                             Fax:  44 161 231 6613

         ("ISES")                            ("Customer")


By:  /S/                                     By: /S/
    -----------------------                      -------------------------------
      (Signature)                                  (Signature)

Name: Dean Richard Grewell                   Name: Julie Irving
Title: President                             Title: In-flight Product Director

Date: June 21, 1999                          Date: 22nd April 1999

                                PRODUCT SCHEDULE

Software: ISES Games package includes the following 10 games:

                            1. Solitaire
                            2. Backgammon
                            3. Matchboxes
                            4. Hangman
                            5. Trivia
                            6. Mr. Sneaky
                            7. Chinese Solitaire
                            8. Iron Curtain
                            9. Gold digger
                            10. Noughts and Crosses

Computer Platform: Rockwell Collins TES Core D

Designated Hardware (S/N): Rockwell Collins TES

Designated Aircraft: Airbus A330

Maximum Number of Aircraft: 4

License Fee: [Confidential treatment has been requested for this portion of this Exhibit]


Installation Fee for additional ISES Games to be added/removed from initial ISES Game package: [Confidential treatment has been requested for this portion of this Exhibit]


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


Required Maintenance Fee: [Confidential treatment has been requested for this portion of this Exhibit]

Payment Due By:  Net 30 Days

     Game Availability: Air Tours has access to all ISES developed Games approved for Rockwell Collins TES that are publicly available. The bundling of additional games for Airtours is subject to the availability of the Airtours rack at Rockwell Collins. It is the responsibility of Airtours to bear any additional costs that Rockwell Collins may require for a new software bundle and its integration. ISES will negotiate in good faith with Airtours for non-ISES developed games.

Rental Term: The rental term of this agreement will begin on the earlier of 180 days from the initial installation of the Product at Rockwell Collins on the Airtours rack (3/8/99 installation) or upon delivery of the first aircraft. Airtours will provide written notice to ISES of the aircraft delivery date within 30 days of the actual delivery.




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